Exhibit 10.15
RETENTION PAYMENT AGREEMENT

[ ], 2024

Dear [ ],

This Retention Payment Agreement (“Agreement”) establishes the terms of your continued employment with Cue Health Inc. and for which Cue is offering a discretionary $[ ] retention payment (the “Retention Payment”). The Retention Payment is to recognize your value to Cue and to signify the importance of retaining your knowledge for the minimum period specified below. Employment with Cue is and continues to be “at will” with either party having the right to terminate the relationship at any time, and this Agreement and its terms is not intended to and does not create an employment contract for any defined period.

You have until end of business on [ ], 2024 to accept this agreement by signing below. If accepted, fifty percent (50%) of the Retention Payment will be paid with the March 29, 2024 payroll and the remaining fifty percent (50%) of the Retention Payment will be paid with the June 7, 2024 payroll. You must be employed, actively working, and in good standing with Cue on the anticipated payment date to receive the applicable portion of the Retention Payment.

If you resign and separate from Cue, or if Cue terminates your employment for “cause”, at any time prior to the one-year anniversary of the applicable Retention Payment payment date, you will be obligated to repay Cue the Retention Payment amount paid to you in accordance with the schedule set forth below. For purposes of this Agreement, “cause” means your continued failure to perform substantially your duties, your violation of Cue policies or procedures, and/or your engagement in unlawful or gross misconduct.

You agree to repay to Cue your full Retention Payment paid to you at least five business days before your anticipated voluntary separation date, and if Cue involuntarily ends your employment for cause, within five business days following your employment separation. You understand and agree that you will send a check made to "Cue Health Inc.", include a note that the check is for a “retention payment repayment”, and mail or personally deliver the check to the following address:

Cue Health Inc.
C/O Accounting
4980 Carroll Canyon Rd #100
San Diego, CA 92121

You further agree that if mailing the Retention Payment repayment, you will send it via a method that involves tracking, delivery confirmation, or proof of delivery. You understand that failure to comply with this Agreement’s terms, including your repayment obligations, may result in Cue seeking all legal remedies available to it. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Again, thank you for your dedication to Cue’s success. If you have any questions about this letter or your Retention Payment, please contact your HR Business Partner.

Regards,

Exhibit 10.15

[ ]
[ ]

My signature below indicates that I have read this Agreement, have had a chance to consider its terms, and agree to its terms:

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